Exhibit 21.1

Subsidiaries of Advanced Digital Information Corporation

ADIC Germany Sales & Support GmbH, a German corporation

ADIC Germany GmbH & Co. KG, a German limited partnership

ADIC Germany Beteiligungs GmbH, a German partnership

ADIC Limited, a UK corporation

ADIC Europe SARL, a French corporation

ADIC Manufacturing, LLC

Mountaingate Imaging Systems Corporation

Pathlight Technology, Inc.